RiverSource Life Insurance Company

70100 Ameriprise Financial Center

Minneapolis, MN 55474

Contingent Return Crediting Methods Endorsement

This endorsement is made a part of the contract to which it is attached and is effective on the Contract Date shown under Contract Data. Except where this endorsement provides otherwise, it is subject to all terms, conditions, and limitations of the contract. If there is any conflict between this endorsement and the contract, including any attached riders and endorsements, these endorsement provisions take precedence.

The following is added to the Definitions provision:

Contingent Return

A declared maximum rate of return for a Segment. Initial Contingent Returns for Your Initial Indexed Account Elections are shown under Contract Data.

Trigger

A protection option for certain Crediting Methods. The Trigger percentage is the maximum decrease in the Index rate of return before the Segment will incur a loss. If the Index rate of return is more negative than the Trigger percentage, this option provides no protection, and the Segment will incur the full loss. The Trigger percentage for each applicable Indexed Account is shown under Contract Data and will not change.

The following is added to the Crediting Methods provision:

Contingent Return Point-to-Point with a Buffer

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is more negative than the Buffer, the Segment rate of return will equal the Index rate of return plus the absolute value of the Buffer, minus the ”total fee;” otherwise, the Segment rate of return will equal the Contingent Return for the Segment minus the ”total fee.”

Definition of “total fee”

The “total fee” equals the Annual Fee multiplied by the number of years in the Segment.

This Crediting Method may not always be available.

Examples

The following examples assume the Buffer equals -10%, the Contingent Return equals 6%, and the “total fee” equals 1%.

•	If the Index rate of return is 10%, the Segment rate of return will equal 5% (the 6% Contingent Return is reduced by the 1% “total fee”).

•	If the Index rate of return is -5%, the Segment rate of return will equal 5% (the 6% Contingent Return is reduced by the 1% “total fee”).

•	If the Index rate of return is -15%, the Segment rate of return will equal -6% (the Buffer reduces the loss to -5% and then the 1% “total fee” is deducted).

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Contingent Return Point-to-Point with a Trigger

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is more negative than the Trigger, the Segment rate of return will equal the Index rate of return; otherwise, the Segment rate of return will equal the Contingent Return for the Segment.

This Crediting Method may not always be available.

Examples

The following examples assume the Trigger equals -25% and the Contingent Return equals 5%.

•	If the Index rate of return is 10%, the Segment rate of return will equal 5%.

•	If the Index rate of return is -15%, the Segment rate of return will equal 5%.

•	If the Index rate of return is -30%, the Segment rate of return will equal -30%.

The following is added to the Renewal Provision:

On each Contract Anniversary We declare renewal Contingent Returns for applicable Indexed Accounts.

Contingent Returns for each Segment are guaranteed through the Segment Maturity Date.

The renewal Contingent Returns are determined by Us and at Our discretion. They may be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, product design, competition, the company’s revenues and expenses, cost of hedging, and the Contingent Returns currently in effect for new and existing annuity contracts issued by Us.

Contingent Returns will not be less than the Guaranteed Minimum Contingent Returns as shown under Contract Data.

RiverSource Life Insurance Company

Vice President – Service Operations

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